EXHIBIT 2.01



                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


                  THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is dated as of July 12, 1999 among Adelphia Communications Corporation, a Delaware corporation ("Parent"), Adelphia Acquisition Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and Century Communications Corp., a New Jersey corporation (the "Company").

                                    RECITALS

                  A. Parent, Merger Sub and the Company are parties to an Agreement and Plan of Merger dated as of March 5, 1999, as amended from time to time (the "Merger Agreement"), pursuant to which the Company will merge with and into Merger Sub with Merger Sub as the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement.

                  B. In accordance with Section 10.03 of the Merger Agreement, the parties desire to enter into this First Amendment to amend the Merger Agreement as provided herein.

                  C. Capitalized terms used in this First Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

                  In consideration of the premises and the respective covenants and agreements set forth herein, the parties agree as follows.

                  SECTION 1.        Merger Mechanics.  Sections 1.02 through
1.13 of the Merger Agreement are hereby amended and restated in their entirety as follows.

                  Section 1.02      Conversion of Shares. At the Effective Time:

                  (a)(i) Subject to the limitations set forth in Section 1.02(a)(iii), each share of Class A capital stock of the Company, par value $0.01 per share (the "Class A Company Common Stock"), issued and outstanding immediately prior to the Effective Time (x) will be converted into the right to receive the Century Class A Per Share Stock Amount (as defined in Section 1.03) or (y) at the election of the holder thereof, which election will be available on a share-by-share basis as provided in Section 1.04, will be converted into the right to receive the Century Class A Per Share Cash Amount (as defined in
         Section 1.03).

                  (ii) Subject to the limitations set forth in Section 1.02(a)(iii), each share of Class B capital stock of the Company, par value $0.01 per share (the "Class B Company Common Stock" and together with the Class A Company Common Stock, the ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (x) will be converted into the right to receive the Century Class B Per Share Stock Amount (as defined in Section 1.03) or (y) at the election of the holder thereof, which election will be available on a share-by-share

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         basis as provided in Section 1.04, will be converted into the right to receive the Century Class B Per Share Cash Amount (as defined in
         Section 1.03).

                  (iii) Notwithstanding any provision contained herein to the contrary (including the Cash Elections and the Stock Elections), at the Effective Time (excluding shares held by Dissenting Shareholders), (w) not more than twenty and 76/100 percent (20.76%) of the shares of Class A Company Common Stock outstanding immediately prior to the Effective Time (excluding shares held by Dissenting Shareholders) will be converted into the right to receive the Century Class A Per Share Cash Amount, (x) not more than seventy-nine and 24/100 percent (79.24%) shares of Class A Company Common Stock outstanding immediately prior to the Effective Time (excluding shares held by Dissenting Shareholders) will be converted into the right to receive the Century Class A Per Share Stock Amount, (y) not more than twenty-four and 54/100 percent (24.54%) shares of Class B Company Common Stock outstanding immediately prior to the Effective Time (excluding shares held by Dissenting Shareholders) will be converted into the right to receive the Century Class B Per Share Cash Amount and (z) not more than seventy-five and 46/100 percent (75.46%) shares of Class B Company Common Stock outstanding immediately prior to the Effective Time (excluding shares held by Dissenting Shareholders) will be converted into the right to receive the Century Class B Per Share Stock Amount.

                  (b) Each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any of the Parent Subsidiaries immediately prior to the Effective Time will be canceled, and no payment will be made with respect thereto.

                  (c) Each issued and outstanding share of capital stock of Merger Sub will remain outstanding and will be unchanged as a result of the Merger.

                  Section 1.03 Merger Consideration. Subject to Section 1.04(f) hereof, the term "Merger Consideration" means: (a) for each share of Class A Company Common Stock with respect to which an election to receive shares of the Class A Common Stock, par value $.01 per share, of the Parent ("Parent Common Stock") has been made or deemed made pursuant to Section 1.04 and not revoked (the "Class A Stock Election"), the right to receive 0.77269147 shares of Parent Common Stock (the "Century Class A Per Share Stock Amount"), (b) for each share of Class A Company Common Stock with respect to which an election to receive cash has been made pursuant to Section 1.04 and not revoked (the "Class A Cash Election"), the right to receive $44.14 in cash (the "Century Class A Per Share Cash Amount"), (c) for each share of Class B Company Common Stock with respect to which an election to receive shares of Parent Common Stock has been made or deemed made pursuant to Section 1.04 and not revoked (the "Class B Stock Election" and together with the Class A Stock Election, the "Stock Election"), the right to receive 0.84271335 shares of Parent Common Stock (the "Century Class B Per Share Stock Amount"), and (d) for each share of Class B Company Common Stock with respect to which an election to receive cash has been made pursuant to Section 1.04 and not revoked (the "Class B Cash Election" and together with the Class A Cash Election "the "Cash Election"), the right to receive $48.14 in cash (the "Century Class B Per Share Cash Amount").

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                  Section 1.04      Cash and Stock Elections; Proration.

                  (a) Each Person who, at the Effective Time, is a record holder of Company Common Stock (other than Dissenting Shareholders and holders of shares to be canceled as set forth in Section 1.02(b)) will have the right to submit an Election Form (as defined in Section 1.04(b)) specifying the number of shares of Company Common Stock that such Person desires to have converted into the right to receive, subject to Section 1.04(f) hereof, (i) the Century Class A Per Share Stock Amount pursuant to a Class A Stock Election, (ii) the Century Class A Per Share Cash Amount pursuant to a Class A Cash Election, (iii) the Century Class B Per Share Stock Amount pursuant to a Class B Stock Election or
(iv) the Century Class B Per Share Cash Amount pursuant to a Class B Cash Election.

                  (b) The Parent will prepare a form of election, which form will be subject to the reasonable approval of the Company (the "Election Form"), to be mailed by the Company with the Proxy Statement/Prospectus (as defined in Section 7.03(b)) to the record holders of Company Common Stock as of the record date for the Company Shareholder Meeting (as defined in Section 7.03(a)). The Company will use its reasonable best efforts to make the Election Form available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Deadline (as defined in Section 1.04(c)) and to all holders of outstanding Options (as defined in Section 1.14(a)).

                  (c) Any Cash Election will have been validly made only if the Exchange Agent (as defined in Section 1.05) shall have received, by 5:00 p.m. (New York City time) on the Business Day immediately preceding the Closing Date (the "Election Deadline"), an Election Form properly completed and executed by such holder accompanied by the certificates for the shares of Company Common Stock to which such Election Form relates, or by an appropriate guarantee of delivery of such certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Holders of outstanding Options that become exercisable and vested at the Effective Time may deliver an Election Form to the Exchange Agent relating to shares of Class A Company Common Stock issuable upon exercise of such Options up to 5:00 p.m. (New York City time) on the Closing Date. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such holder certifies that each such Election Form covers all the shares of Company Common Stock held by each such holder for a particular beneficial owner.

                  (d) Any holder of Company Common Stock may revoke such holder's election by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. All Election Forms automatically will be revoked if the Exchange Agent is notified in writing by Parent and the Company that this Agreement has been terminated. The determination of the Exchange Agent will be binding as to whether or not (i) Election Forms have been properly completed, signed and submitted or revoked and
(ii) immaterial defects in an Election Form should be disregarded. The Exchange Agent will be under no obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent.

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                  (e) As of the Election Deadline, to the extent that a holder of Company Common Stock (i) shall not have submitted to the Exchange Agent an effective, properly completed Election Form with respect to all or certain of the shares held by such holder (including shares held by Dissenting Shareholders as of the Election Deadline as to which appraisal rights are subsequently withdrawn, not perfected or forfeited) or (ii) shall have properly revoked and not properly submitted to the Exchange Agent a subsequent Election Form with respect to all or certain of the shares, such holder will be deemed to have made the Class A Stock Election or Class B Stock Election, as applicable, with respect to such shares.

                  (f)(i) If the aggregate number of shares of Class A Company Common Stock with respect to which Class A Cash Elections have been made exceeds the aggregate number of shares of Class A Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive cash in the Merger, then,

                           (A) each share of Class A Company Common Stock with
respect to which a Class A
Stock Election shall have been made shall be converted into the right to receive the Century Class A Per Share Stock Amount; and

                           (B) each share of Class A Company Common Stock with
respect to which a Class A
Cash Election shall have been made shall be converted into the right to receive:

                                    (1) the amount in cash, without interest,
equal to the product of (x) the Century Class A Per Share Cash Amount and (y) a fraction (the "Class A Cash Fraction"), the numerator of which shall be the aggregate number of shares of Class A Company Common Stock which, pursuant to
Section 1.02(a)(iii) hereof, may be converted into the right to receive cash in the Merger, and the denominator of which shall be the aggregate number of shares of Class A Company Common Stock with respect to which Class A Cash Elections shall have been made, and

                                    (2) the number of shares of Parent Common
Stock equal to the product of (x) the Century Class A Per Share Stock Amount and
(y) a fraction equal to one minus the Class A Cash Fraction.

                  (ii) If the aggregate number of shares of Class A Company Common Stock with respect to which Class A Stock Elections have been made exceeds the aggregate number of shares of Class A Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive Parent Common Stock in the Merger, then,

                           (A) each share of Class A Company Common Stock with
respect to which a Class A
Cash Election shall have been made shall be converted into the right to receive the Century Class A Per Share Cash Amount; and

                           (B) each share of Class A Company Common Stock with
respect to which a Class A Stock Election shall have been made shall be converted into the right to receive:

                                    (1) the number of shares of Parent Common
Stock equal to the product of (x) the Century Class A Per Share Stock Amount and

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(y) a fraction (the "Class A Stock Fraction"), the numerator of which shall be the aggregate number of shares of Class A Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive Parent Common Stock in the Merger, and the denominator of which shall be the aggregate number of shares of Class A Company Common Stock with respect to which Class A Stock Elections shall have been made, and

                                    (2) the amount in cash, without interest,
equal to the product of (x) the Century Class A Per Share Cash Amount and (y) a fraction equal to one minus the Class A Stock Fraction.

                  (iii) If the aggregate number of shares of Class A Company Common Stock with respect to which Class A Cash Elections have been made equals the aggregate number of shares of Class A Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive cash and Parent Common Stock in the Merger, then,

                           (A) each share of Class A Company Common Stock with
respect to which a Class A Stock Election shall have been made shall be converted into the right to receive the Century Class A Per Share Stock Amount; and

                           (B) each share of Class A Company Common Stock with
respect to which a Class A Cash Election shall have been made shall be converted into the right to receive the Century Class A Per Share Cash Amount.

                  (iv) If the aggregate number of shares of Class B Company Common Stock with respect to which Class B Cash Elections have been made exceeds the aggregate number of shares of Class B Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive cash in the Merger, then,

                           (A) each share of Class B Company Common Stock with
respect to which a Class B Stock Election shall have been made shall be converted into the right to receive the Century Class B Per Share Stock Amount; and

                           (B) each share of Class B Company Common Stock with
respect to which a Class B Cash Election shall have been made shall be converted into the right to receive:

                                    (1) the amount in cash, without interest,
equal to the product of (x) the Century Class B Per Share Cash Amount and (y) a fraction (the "Class B Cash Fraction"), the numerator of which shall be the aggregate number of shares of Class B Company Common Stock which, pursuant to
Section 1.02(a)(iii) hereof, may be converted into the right to receive cash in the Merger, and the denominator of which shall be the aggregate number of shares of Class B Company Common Stock with respect to which Class B Cash Elections shall have been made, and

                                    (2) the number of shares of Parent Common
Stock equal to the product of (x) the Century Class B Per Share Stock Amount and
(y) a fraction equal to one minus the Class B Cash Fraction.

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                  (v) If the aggregate number of shares of Class B Company
Common Stock with respect to which Class B Stock Elections have been made exceeds the aggregate number of shares of Class B Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive Parent Common Stock in the Merger, then,

                           (A) each share of Class B Company Common Stock with
respect to which a Class B Cash Election shall have been made shall be converted into the right to receive the Century Class B Per Share Cash Amount; and

                           (B) each share of Class B Company Common Stock with
respect to which a Class B
Stock Election shall have been made shall be converted into the right to receive:

                                    (1) the number of shares of Parent Common
Stock equal to the product of (x) the Century Class B Per Share Stock Amount and
(y) a fraction (the "Class B Stock Fraction"), the numerator of which shall be the aggregate number of shares of Class B Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive Parent Common Stock in the Merger, and the denominator of which shall be the aggregate number of shares of Class B Company Common Stock with respect to which Class B Stock Elections shall have been made, and

                                    (2) the amount in cash, without interest,
equal to the product of (x) the Century Class B Per Share Cash Amount and (y) a fraction equal to one minus the Class B Stock Fraction.

                  (vi) If the aggregate number of shares of Class B Company Common Stock with respect to which Class B Cash Elections have been made equals the aggregate number of shares of Class B Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive cash and Parent Common Stock in the Merger, then,

                           (A) each share of Class B Company Common Stock with
respect to which a Class B
Stock Election shall have been made shall be converted into the right to receive the Century Class B Per Share Stock Amount; and

                           (B) each share of Class B Company Common Stock with
respect to which a Class B
Cash Election shall have been made shall be converted into the right to receive the Century Class B Per Share Cash Amount.

                  Section 1.05 Letter of Transmittal. On or prior to the Effective Time, Parent will authorize one or more commercial banks or trust companies acceptable to the Company, organized under the laws of the United States or any state thereof, to act as Exchange Agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Parent will cause the Exchange Agent to mail to each record holder of Company Common Stock at the Effective Time (i) a letter of transmittal (the "Letter of Transmittal") that will specify that delivery will be effected, and risk of loss and title to the certificates formerly representing the Company Common Stock will pass, upon delivery of such certificates to the Exchange Agent and will be in such form and have such other provisions, including appropriate provisions with respect to back-up

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withholding, as Parent reasonably may specify and (ii) instructions for use in effecting the surrender of the certificates formerly representing shares of Company Common Stock in exchange for the Merger Consideration.

                  Section 1.06 Deposit of Merger Consideration On or prior to the Effective Time, Parent will deposit with the Exchange Agent, for the benefit of the former holders of Company Common Stock, cash and certificates sufficient to pay the Merger Consideration for all the shares of Company Common Stock. The shares of Parent Common Stock into which shares of Company Common Stock will be converted pursuant to the Merger will be deemed to have been issued at the Effective Time for purposes of entitlement to dividends declared, if any, after the Effective Time.

                  Section 1.07      Surrender and Payment.

                  (a) Upon surrender for cancellation to the Exchange Agent of a certificate formerly representing shares of Company Common Stock, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof will be entitled to receive (i) a certified or bank cashier's check in the amount equal to the aggregate amount of Merger Consideration that takes the form of cash which such holder has the right to receive pursuant to the provisions of this Article I (including any dividends or distributions related thereto which such former holder of Company Common Stock is entitled to receive pursuant to the provisions of Section 1.07(c) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.09) and/or (ii) certificates representing the aggregate number of shares of Parent Common Stock with respect to the Merger Consideration that takes the form of Parent Company Stock which such holder has the right to receive pursuant to the provisions of this Article I, less the amount of any required withholding taxes, if any, in accordance with Section 1.10. After the Effective Time and until so surrendered, each certificate representing shares of Company Common Stock will represent for all purposes only the right to receive the Merger Consideration.

                  (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it will be a condition of such delivery that the surrendered certificate or certificates shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the delivery of the Merger Consideration to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of the Exchange Agent that any such Tax has been paid or is not applicable.

                  (c) No dividends or other distributions declared or made with respect to Parent Common Stock on or after the Effective Time will be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until such certificate is surrendered as provided in this Section
1.07. Upon such surrender, Parent will be pay to the holder of the certificates evidencing shares of Parent Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to shares of Parent Common Stock.

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

                  (d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.06 that remains unclaimed by holders of shares of Company Common Stock two years after the Effective Time will be returned to Parent upon demand. Any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this
Article I prior to that time thereafter will look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock.

                  Section 1.08 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent occurs, including by means of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration will be adjusted appropriately.

                  Section 1.09 Fractional Shares. No fractional shares of Parent Common Stock will be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock otherwise would be entitled to receive as a result of the Merger will be aggregated. If a fractional share results from such aggregation, in lieu thereof such holder will be entitled to receive from Parent, promptly after the Effective Time, an amount in cash determined by multiplying the closing price of a share of Parent Common Stock on the Nasdaq National Market on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

                  Section 1.10 Withholding of Tax. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent.

                  Section 1.11 Lost Certificates. If any certificate evidencing Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against claims that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration to which such Person may be entitled pursuant to this Article I and cash and any dividends or other distributions to which such Person may be entitled pursuant to Section 1.06(a).

                  Section 1.12 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock on the records of the Company. Certificates formerly representing shares of Company Common Stock that are presented to the Surviving Corporation after the Effective Time will be

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canceled and exchanged for certificates representing shares of Parent Common
Stock.

                  Section 1.13 Shareholder Approval. This Agreement will be submitted for adoption and approval to the holders of shares of Class A Company Common Stock and the holders of shares of Class B Company Common Stock at the Company Shareholder Meeting (as defined in Section 7.03) in accordance with the provisions of this Agreement. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon of Class A Company Common Stock and Class B Company Common Stock (voting as separate classes) is required to approve this Agreement. No other approval of the Company's shareholders is required in order to consummate the Merger.

                  Section 1.14 Stock Options and Restricted Stock. As of the Effective Time:

                  (a) Each outstanding option (an "Option") to purchase shares of Class A Company Common Stock granted under the Company's 1985 Stock Option Plan, the 1993 Non-Employee Directors' Stock Option Plan and the 1994 Stock Option Plan, or any similar plan or arrangement (collectively, the "Option Plans"), whether or not then exercisable or vested, will become fully exercisable and vested. Any restricted shares of Class A Company Common Stock issued pursuant to the 1992 Management Equity Incentive Plan will become fully vested and will cease to be restricted.

                  (b) Each outstanding Option, at the election of each holder of such Option, which election will be available on an option-by-option basis, either:

                           (i) will be exercised, effective as of the Effective Time, and each share of Class A Company Common Stock issuable with respect thereto will be converted into the right to receive, at the election of each holder, subject to Section 1.04(f), either (x) the Century Class A Per Share Cash Amount or (y) the Century Class A Per Share Stock Amount, as provided in Sections 1.02 and 1.03; or

                           (ii) will be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under the Option Plans (except as provided herein), shares of Parent Common Stock with the exercise price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option to be determined according to Section 424 of the Code, as more fully described in a notice accompanying the Proxy Statement/Prospectus.

                  (c) Parent will take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options assumed by it in accordance with this Section 1.14. Promptly after the Effective Time, Parent will file with the SEC a registration statement on Form S-3 or S-8, as appropriate, covering the shares of Parent Common Stock subject to such Options and will use its commercially reasonable efforts to cause such registration statement to remain effective for so long as such Options remain outstanding.

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                  SECTION 2. Board of Directors.  Section 7.12 of the Merger
Agreement is hereby amended and restated in its entirety as follows:

                  Section 7.12 Board of Directors. Parent agrees that from and after the Effective Time, for so long as the Class B Shareholders and the Century Permitted Assignees and Transferees (as defined below) own at least 10% of the outstanding Common Stock of Parent (the "10% Requirement"), the Class B Shareholders and the Century Permitted Assignees and Transferees shall be entitled to nominate up to three members of Parent's board of directors (the "Century Designees"). In the event any Century Designee ceases to serve as a Director of Parent, whether as a result of his resignation, removal or otherwise, his or her successor shall be named by the Century Designee who at such time holds the most shares of Parent Common Stock, subject to approval by the Parent, which approval will not be unreasonably withheld or delayed, to serve until the next annual meeting of shareholders of Parent. Prior to the Effective Time, Parent agrees to take all such action as is necessary so that from and after the Effective Time, so long as the 10% Requirement is satisfied, the Parent Board of Directors shall include Leonard Tow, Scott Schneider and Bernard Gallagher or such other persons designated by Leonard Tow which are reasonably acceptable to Parent. "Century Permitted Assignees and Transferees" shall mean a person or entity (i) to whom Parent Common Stock has been transferred from a Class B Shareholder or another Century Permitted Assignee and Transferee and (ii) who or which is an affiliate, immediate family member or descendant, in each case of Leonard Tow, or a trust created for the benefit of Leonard Tow or an affiliate, immediate family member or descendant, in each case of Leonard Tow.

                  SECTION 3. Effect of First Amendment. Except as expressly provided in this First Amendment, all terms and conditions of the Merger Agreement shall remain in full force and effect without modification.

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                  IN WITNESS WHEREOF, each of the parties has caused this
Agreement to be duly executed by its respective authorized officer as of the day and year first above written.


ADELPHIA COMMUNICATIONS CORPORATION


By:   /s/ Timothy Rigas_
Name: Timothy Rigas
Title:


ADELPHIA ACQUISITION SUBSIDIARY, INC.


By:   /s/ Timothy Rigas
Name: Timothy Rigas
Title:


CENTURY COMMUNICATIONS CORP.


By:   /s/ Scott Schneider
Name: Scott Schneider
Title: Chief Financial Officer